Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Centennial Resource Development, Inc.:

We consent to the use of our report dated May 17, 2016, with respect to the balance sheet of Centennial Resource Development, Inc. as of April 30, 2016, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Denver, Colorado

June 28, 2016